Exhibit 99

Contact Information:

Bernard V. Buonanno, Jr., Chairman

401-274-9200

PRESS RELEASE

OLD STONE CORPORATION

September 29, 2006

OLD STONE TO PETITION

U.S. SUPREME COURT FOR REVIEW

OF APPELLATE PANEL DECISION

Providence, RI. Old Stone Corporation announced that it will file a petition with the U.S. Supreme Court seeking review of a decision rendered by a three-judge panel of the U.S. Court of Appeals for the Federal Circuit. That decision affirmed in part and reversed in part a decision of the United States Court of Federal Claims, leaving Old Stone with an award of $74.5 million on the company’s breach of contract claim against the federal government. In November 2004, Judge Robert H. Hodges, Jr. of the Claims Court, following a three-week trial, had awarded Old Stone $192.5 million in damages. Old Stone’s petition to the Federal Circuit for a rehearing or review of the panel’s decision was denied.

Bernard V. Buonanno, Jr., Old Stone Chairman stated: “We believe that our damages claims are strong and should have been affirmed in full under established precedents. We will ask the Supreme Court to review the appellate panel decision and to reinstate Judge Hodges’ full award.”

Old Stone’s claim was for damages that Old Stone Corporation incurred based on the government’s breach of certain agreements with the Corporation regarding its former subsidiary, Old Stone Bank. The suit, which Old Stone filed in the Claims Court in September 1992 alleges, among other things, breach of contract by the federal government in taking away benefits promised Old Stone Corporation arising out of its acquisition of Rhode Island Federal Savings & Loan of Providence, Rhode Island in 1984 and Citizens Federal Savings & Loan of Seattle, Washington in 1985. In a ruling not questioned by the appeals court, the Claims Court held that the government breached Old Stone’s contracts upon passage of federal legislation called FIRREA in August of 1989, which reneged on the promise of specified regulatory capital treatment that the government had made to Old Stone and dozens of other companies to induce them to acquire troubled thrifts in the 1980’s.

In this case, Old Stone Corporation sought damages for the value of capital contributions it made to Old Stone Bank as required by the government. Approximately $118 million of those occurred at the time of the acquisitions of Rhode Island Federal and Citizens Federal. The other $74.5 million in contributions occurred following the 1989 passage of FIRREA. The appellate court allowed the latter damages but not the former.

There is no guarantee that the case will be finally resolved in the near future. Nor can the Corporation predict the eventual resolution of this case, including the amount of damages that it might ultimately recover.